SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                               (Amendment No. )(1)

                                   Aksys, Ltd.
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                                (Name of Issuer)

                          Common Stock, $.01 Par Value
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                         (Title of Class of Securities)

                                    010196103
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                                 (CUSIP Number)

                                December 20, 2001
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             (Date of Event Which Requires Filing of this Statement)

                              ---------------------

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|  Rule 13d-1 (b)
                  |x|  Rule 13d-1 (c)
                  |_|  Rule 13d-1 (d)

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 010196103                    13G                           Page 2 of 5
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scott Sacane
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
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                  5    SOLE VOTING POWER

                       1,819,454 (consisting of 1,538,000 shares and warrants
                       for 281,454 shares) as managing member of Durus Capital
                       Management, LLC
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON            1,819,454 (consisting of 1,538,000 shares and warrants
      WITH             for 281,454 shares) as managing member of Durus Capital
                       Management, LLC
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,819,454 (consisting of 1,538,000 shares and warrants for 281,454 shares) as managing member of Durus Capital Management, LLC
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    Individual (IN)
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 010196103                    13G                           Page 3 of 5
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            The filing of this statement shall not be construed as an admission that Highline Management, LLC is the beneficial owner of the securities covered by such statement.
      --------------------------------------------------------------------------

      Item 1(a). Name of Issuer:

      Aksys, Ltd. (the "Company")
      --------------------------------------------------------------------------

      Item 1(b). Address of Issuer's Principal Executive Offices:

      2 Marriot Drive, Lincolnshire, IL 60069
      --------------------------------------------------------------------------

      Item 2(a). Name of Person Filing:

      Scott Sacane ("Sacane"), as managing member of Durus Capital Management, LLC ("Durus"), by virtue of Durus' direct beneficial ownership of 1,538,000 shares of the common stock of the Company, par value $0.001 (the "Common Stock"), and warrants for 281,454 shares of Common Stock.
      --------------------------------------------------------------------------

      Item 2(b). Address of Principal Business Office, or, if None, Residence:

      c/o Durus Capital Management, LLC, 888 Seventh Avenue, 29th Floor, New York, NY 10106
      --------------------------------------------------------------------------

      Item 2(c). Citizenship:

      United States
      --------------------------------------------------------------------------

      Item 2(d). Title of Class of Securities:

      Common Stock, $.01 Par Value
      --------------------------------------------------------------------------

      Item 2(e). CUSIP NUMBER:

      010196103
      --------------------------------------------------------------------------

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a:

(a)   |_| Broker or dealer registered under Section 15 of the Act.
(b)   |_| Bank as defined in Section 3(a)(6) of the Act.
(c)   |_| Insurance Company as defined in Section 3(a)(19) of the Act.
(d) |_| Investment Company registered under Section 8 of the Investment CompanyAct.
(e)   |_| Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).
(f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
(g)   |_| Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G).
(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act. A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
(i)   |_| Investment Company Act of 1940.
(j)   |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

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CUSIP No. 010196103                    13G                           Page 4 of 5
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Item 4. Ownership.

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount beneficially owned:

            1,819,454
            --------------------------------------------------------------------

      (b)   Percent of class:

            8.23%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote 1,819,454
                                                          ----------------------

            (ii)  Shared power to vote or to direct the vote 0
                                                            --------------------

            (iii) Sole power to dispose or to direct the disposition of

                  1,819,454
                  --------------------------------------------------------------

            (iv)  Shared power to dispose or to direct the disposition of 0
                                                                         -------

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of members of the Group.

      Not applicable.

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CUSIP No. 010196103                    13G                           Page 5 of 5
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Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                  February 1, 2002
                                       -----------------------------------------
                                                       (Date)


                                       By:        /s/ Scott Sacane
                                          --------------------------------------
                                                      Scott Sacane